EXHIBIT (h)(2)

MANAGEMENT FEE WAIVER AGREEMENT

NEUBERGER BERMAN ETF TRUST

Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, New York 10104

Dear Ladies and Gentlemen:

          Neuberger Berman Carbon Transition & Infrastructure ETF, Neuberger Berman Disrupters ETF, and Neuberger Berman Next Generation Connected Consumer ETF (each, a “Fund”) are series of Neuberger Berman ETF Trust, a Delaware statutory trust (“Trust”).

Neuberger Berman Investment Advisers LLC (the “Manager”) hereby agrees, that from each Fund’s inception until April 8, 2023 (“Limitation Period”), to reduce its Management Fee to 0.55% (55 basis points) per annum, of the average daily net assets (“Initial Fee Waiver”).  For the avoidance of doubt, the Initial Fee Waiver results in each Fund paying the Manager 0.55% per annum, of the average daily net assets during the Limitation Period.

You understand that you shall look only to the assets attributable to the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

          This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.  Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust as that term is defined in the Investment Company Act of 1940.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NEUBERGER BERMAN ETF TRUST, on behalf of NEUBERGER BERMAN CARBON TRANSITION & INFRASTRUCTURE ETF NEUBERGER BERMAN DISRUPTERS ETF NEUBERGER BERMAN NEXT GENERATION CONNECTED CONSUMER ETF

By:	/s/ Joseph V. Amato

Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted as of March 30, 2022.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Joseph V. Amato

Title:	President and Chief Investment Officer -- Equities